Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Advantage Solutions Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	64,600,000 (2)	$1.26(3)	$81,396,000(3)	$110.20 per $1,000,000	$8,969.84
Equity	Class A Common Stock, $0.0001 par value per share	Rule 457(c)	5,400,000 (4)	$5.67 (5)	$30,618,000 (5)	$110.20 per $1,000,000	$3,374.10
Total Offering Amounts					$112,014,000		$12,343.94
Total Fee Offsets (6)							$—
Net Fee Due							$12,343.94

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate number of additional shares that may be issued pursuant to the amended and restated Advantage Solutions Inc. 2020 Incentive Award Plan (the “2020 Plan”) as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.
(2)
Represents 44,600,000 additional shares of common stock available for future issuance under the 2020 Plan and 20,000,000 additional shares of common stock that may become available for future issuance as a result of the automatic annual evergreen increase under the 2020 Plan, which increases are subject to stockholder approval of the amended and restated 2020 Plan at the Registrant's annual meeting of stockholders to be held on May 24, 2023.
(3)
Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based upon the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Global Select Market on May 8, 2023, which date is within five business days prior to filing this Registration Statement.
(4)
Represents 5,400,000 shares subject to options to purchase shares of common stock that have been granted out of the 2020 Plan’s share reserve, subject to stockholder approval of the amended and restated 2020 Plan at the Registrant’s annual meeting of stockholders to be held on May 24, 2023 (the “Contingent Options”).
(5)
Estimated in accordance with Rule 457(c) of the Securities Act for the purpose of calculating the registration fee. The maximum price per share and the maximum aggregate offering price are based upon the weighted average exercise price of the Contingent Options.
(6)
The Registrant does not have any fee offsets.